To be Argued by:
JOSEPH L. CLASEN
(Time Requested: 15 Minutes)

New York Supreme Court
Appellate Division – Second Department

Docket No.: 2010-08950

GYRODYNE COMPANY OF AMERICA, INC.,

Claimant-Respondent,

– against –

STATE OF NEW YORK,

Defendant-Appellant.

BRIEF FOR CLAIMANT-RESPONDENT

ROBINSON & COLE, LLP
Attorneys for Claimant-Respondent
885 Third Avenue, Suite 2800
New York, New York 10022-4834
(212) 451-2900

On the Brief:
JOSEPH L. CLASEN
THOMAS J. DONLON

Court of Claims No. 112279

TABLE OF CONTENTS

Page

TABLE OF AUTHORITIES iii

COUNTERSTATEMENT OF QUESTIONS PRESENTED 1

PRELIMINARY STATEMENT 2

COUNTERSTATEMENT OF FACTS 4

1. The History Of The Property 4
2. The Evidence At Trial 6
3. The Decision Awarding Compensation 12

ARGUMENT 13

I. THE TRIAL COURT DID NOT ABDICATE ITS RESPONSIBILITY TO DETERMINE JUST COMPENSATION 13

A. Where Only One Expert Provides A Relevant Valuation That Sets The Range For The Court 16

B. The Trial Court Found Credible The Only Valuation With A Probability Of Rezoning 20

II. THE TRIAL COURT PROPERLY DETERMINED JUST COMPENSATION 23

A. Gyrodyne's Expert Presented Evidence of Approval Costs 24

B. Gyrodyne's Expert Addressed Development Costs 27

1. Development Costs Are Built Into Sales of Property In Suffolk County 27
2. Gyrodyne's Expert Explained Each Adjustment He Applied 30

C. The State's Unpreserved Time Value Of Money Argument Is Inapplicable To Valuation Here 32

1. The State Never Raised This Argument At Trial 32
2. Comparable Sales Of Undeveloped Land Are Not Adjusted For A Discount Rate 34

D. The Density Issue Was Fully Explored Before The Trial Court 35

1. The Trial Court Based Its Decision On Admissible Evidence 36
2. The Trial Court Considered The State's Argument On The Density Element 40

III. THERE IS NO ISSUE AS TO HIGHEST AND BEST USE 43

A. The Trial Court Properly Determined Probability of Rezoning 44

1. The Trial Court Found The Evidence Of Probability Of Rezoning Credible 46

TABLE OF CONTENTS
(continued)

Page

2. The Evidence Demonstrated Multi-Unit Residential Development Was Far More Profitable 50

IV. THE TRIAL COURT PROPERLY EXERCISED ITS DISCRETION IN AWARDING FEES 54

CONCLUSION 55

TABLE OF AUTHORITIES

Page

State Cases

Abellard v. New York City Health & Hospitals Corp.,
264 A.D.2d 460 (2d Dept. 1999) 33

Altmajer v. Morely,
274 A.D.2d 364 (2d Dept. 2000) 33

American Industrial Contracting v. Travelers Indemnity,
54 A.D.2d 679 (2d Dept. 1976) 44

Argent Mortgage v. Vlahos,
66 A.D.3d 721 (2d Dept. 2009) 44

Bell v. Village of Poland,
281 A.D.2d 878 (4th Dept. 2001) 31

Estate of Berwick v. State,
159 A.D.2d 544 (2d Dept. 1990) 23, 36

Bienenstock v. State,
287 A.D.2d 587 (2d Dept. 2001) 19

Breitenstein v. State,
245 A.D.2d 837 (3d Dept. 1997) 29

Broadway Associates v. State,
18 A.D.3d 687 (2d Dept. 2005) 52

Carhuff v. Barnett's Bake Shop,
54 A.D.2d 969 (2d Dept. 1976) 43

Chester Industrial Park Associates v. State,
65 A.D.3d 513 (2d Dept. 2009) 20

City of Rochester v. Dray,
60 A.D.2d 766 (4th Dept. 1977) 31

Consolidated Edison v. Neptune Associates,
190 A.D.2d 669 (2d Dept. 1993) 52

Dennison Holding Corp. v. Finance Administrator,
105 A.D.2d 700 (2d Dept. 1984) 16

FleetBoston Financial v. Alt,
2011 U.S. App. LEXIS 5853 (1st Cir. March 23, 2011) 15

Frank Micali Cadillac-Oldsmobile v. State,
104 A.D.2d 477 (2d Dept. 1984) 20

Garrison v. Lapine,
72 A.D.3d 1441 (3d Dept. 2010) 33

Page

Hakes v. State,
81 N.Y.2d 392 (1993) 54

Hazzard Lewis Farms v. State,
1 A.D.2d 923 (3d Dept. 1956) 37

Hewitt v. State,
18 A.D.2d 1128 (4th Dept. 1963) 23, 24

In re City of New York (Jomar Real Estate),
94 A.D.2d 724 (2d Dept. 1983) 16

In Re City of New York (Lincoln Square Slum Clearance Project),
15 A.D.2d 153 (1st Dept. 1961) 22

In Re City of New York (Shorefront High School),
25 N.Y.2d 146 (1969) 45, 46, 47, 48

In Re Dutchess County (285 Mill Street),
186 A.D.2d 891 (3d Dept. 1992) 30

In Re Iroquois Gas Transmission System,
226 A.D.2d 808 (3d Dept. 1996) 29

In re Nassau County (Cohen),
39 N.Y.2d 574 (1976) 20, 21

In re New York City Transit Authority (Superior Reed & Rattan Furniture),
160 A.D.2d 705 (2d Dept. 1990) 19, 54

In Re Suffolk County (Omina Properties),
50 A.D.2d 835 (2d Dept. 1975) 32, 56

In Re Town of Islip (Mascioli),
49 N.Y.2d 354 (1980) 23, 44, 45, 49, 50

In Re Village of Hempstead (YMCA),
33 A.D.2d 1036 (2d Dept. 1970) 39

J.W. Mays Inc. v. State,
300 A.D.2d 545 (2d Dept. 2002) 38

Jankiewicz v. State of New York,
54 A.D.2d 1092 (4th Dept. 1976) 39, 42

Juarbe v. City of New York,
303 A.D.2d 462 (2d Dept. 2003) 32

Krzyanowski v. Eveready Ins. Co.,
28 A.D.3d 613 (2d Dept. 2006) 32

Madowitz v. State,
288 A.D.2d 442 (2d Dept. 2001) 16

Page

Maloney v. State,
48 A.D.2d 755 (3d Dept. 1975) 37

Masten v. State,
11 A.D.2d 370 (3d Dept. 1960) 39

New York City Transit Authority v. State Division of Human Rights,
89 N.Y.2d 79 (1996) 15

New York City v. Estate of Levine,
196 A.D.2d 654 (2d Dept. 1993) 31

New York State Development Corp. v. 203 West 41st Street Associates,
77 A.D.3d 479 (1st Dept. 2010) 30

Nunes v. State,
59 N.Y.2d 745 (1983) 32

Ordonez v. Guerra,
295 A.D.2d 325 (2d Dept. 2002) 15

Pav-Co Asphalt v. Heartland Rental Properties,
278 A.D.2d 395 (2d Dept. 2000) 18

Pritchard v. Ontario County Industrial Development Agency,
248 A.D.2d 974 (4th Dept. 1998) 23, 26, 28

Protano v. 16 N. Chatsworth Avenue Corp.,
272 A.D.2d 597 (2d Dept. 2000) 18

Solomon vs. Solomon,
276 A.D.2d 547 (2d Dept. 2000) 22

Suffolk County v. Firester,
37 N.Y.2d 649 (1975) 23, 27

Suffolk County v. Kalimnios,
275 A.D.2d 455 (2d Dept. 2000) 20

Svoboda v. State,
28 A.D.2d 1056 (3d Dept. 1967) 31

Tassone v. Mid-Valley Oil Co.,
5 A.D.3d 931 (3d Dept. 2004) 33, 34

Town of Islip v. Mustamed Associates,
222 A.D.2d 682 (2d Dept. 1995) 17

Town of Islip v. Sikora,
220 A.D.2d 434 (2d Dept. 1995) 17

Town of Riverhead v. Lobozzo,
207 A.D.2d 789 (2d Dept. 1994) 55

Page

Valley Streams Lawns v. State,
9 A.D.2d 149 (3d Dept. 1959) 29

Yaphank Development Co. v. Suffolk County,
203 A.D.2d 280 (2d Dept. 1994) 20

Yonkers Post 1666 V.F.W. v. Bottiglieri,
143 A.D.2d 267 (2d Dept. 1988) 17

Zappavigna v. State,
186 A.D.2d 557 (2d Dept. 1992) 19, 55

State Statutes

CPLR § 5041 33

EDPL § 701 54

COUNTERSTATEMENT OF QUESTIONS PRESENTED

1. Should the trial court's performance of its duty in making a factual determination of the value of the property based on all the evidence presented, including the credibility of the witnesses it saw, be accorded due deference?

2. Should the trial court's factual determination of the highest and best use as probably rezoned residential, in accord with the testimony of the experts on both sides, be sustained in the absence of contrary evidence?

3. Should the trial court's exercise of discretion in awarding an additional allowance for fees be sustained where the State does not allege any abuse of discretion?

PRELIMINARY STATEMENT

The purpose of any eminent domain proceeding is to determine just compensation. To do so, a court hears evidence from both sides, and decides the value of the property. That is what happened here. The land taken from Gyrodyne Company of America ("Gyrodyne") was described by the State's own appraiser as "beautiful land," "ripe for development," "eminently buildable" (A795) and "in a very nice residential location." (A797).

Unwilling to pay the fair price for land it took over five years ago, the State now seeks a new trial from this Court. Incredibly, the State is seeking a "do-over." It claims "there are many problems that the State would point out at retrial." Brief For Appellant ("NY Br."), 13. However, these turn out to be questions the State wishes it had asked at trial, or arguments it wishes it had made based on the questions it did ask. None of them would justify the reduction of over $100 million necessary to value the land as the State did at trial. Having gone through that trial, benefited from the extensive analysis in the trial court's decision and having considered the matter for over eight months, the State believes it could do a better job next time around. That is not the purpose of appeals.

The State does not contend the trial court made any errors in admitting the evidence. Nor does it rely on real errors in the court's legal analysis. Rather, the State argues the valuation might be different, if the case had been tried a different

way. Any competent attorney could say as much in any case before this Court, but that would not get him, or her, a second chance. Trials are not out-of-town tryouts of tactical approaches to be changed after the judge's decision gives a bad review. Trials are intended to be final performances that resolve cases when the curtain comes down.

Moreover, a new trial here would not change the result. All of the evidence supports the trial court's factual finding of a reasonable probability of rezoning. Even the State's own experts conceded that. On appeal, the State does not seriously contend that the property would not have been rezoned. It merely regrets its choice not to provide an alternative value of the property as rezoned. The State placed all its eggs in the basket of valuation as zoned industrial. Once the trial court accepted the expert testimony of a reasonable probability of rezoning to residential, the State had no fallback position – but that was the State's choice.

Nor is this a case where the claimant's experts grasped for the highest possible valuation, stretching every element to the extreme. Instead, Gyrodyne's witnesses specifically chose a conservative approach in calculating value, rejecting the largest numbers and utilizing more reasonable figures. The result was a fair number.

Deciding to expand the State University's campus by almost 20%, the State took one of the largest undeveloped parcels left in Suffolk County. The trial

court's decision, weighing all of the evidence, and expressly determining Gyrodyne's witnesses were more credible, produced an award that gives just compensation. No purpose would be served by granting the State a "do-over."

COUNTERSTATEMENT OF FACTS

This appeal arises out of the State's taking of 245 acres from Gyrodyne on November 2, 2005. *See* Court of Claims Decision, dated June 30, 2010 (Lack, J.) (the "Decision") A3. Gyrodyne had owned 308 acres in Suffolk County that straddled the boundary between the Towns of Brookhaven and Smithtown (the "Property"). *Id.*, A3-A5, Trial Transcript ("Tr.") A380. The State took Gyrodyne's land to expand the campus of the State University of New York at Stony Brook ("SUNY Stony Brook"). Decision A3.

1. <u>The History Of The Property</u>

Gyrodyne purchased the Property in 1951 to conduct helicopter test flights. Tr. A515; Decision A24. The Property was zoned residential at the time, but Gyrodyne obtained a rezoning to industrial. *Id.* Over the next 20 years, Gyrodyne used the Property for its helicopter business, constructing several buildings on the site. Tr. A516. With the close of the Vietnam War came the end of Gyrodyne's government contracts. *Id.; see also* Appraisal Report by American Property Counselors dated October 1, 2008 (the "Golub Report") A1787. Gyrodyne discontinued the helicopter business and rented portions of its old buildings to

small companies and entrepreneurs. Tr. A516; *see also* Tr. A386 (the buildings were cut-up into "incubator space").

From its beginning, Gyrodyne was a family-owned business. Although a public company, the family owned 40% of the stock. The family's main goal after Vietnam was to use the company to keep themselves employed. Tr. A516; Decision A24-A25. As a result, the family made no efforts to develop the Property. Tr. A516. After its patriarch passed away, the family squabbled, leading to a takeover by a new independent board in 1999. Tr. A517. From that time on, Gyrodyne focused on development of the Property.

Working with Marriott, Gyrodyne submitted an application for rezoning a portion of the Property from industrial to residential. Marriott planned to develop an assisted living facility of 126 units on 10 acres of the Property. Tr. A519-A520; Decision A25. In February 2000, Brookhaven granted the rezoning application. Decision A25; A1660. The project did not go forward only because Marriott got out of the assisted living business. Tr. A529, A569; Decision A25 n.23.

Gyrodyne investigated other options for development of the Property. Tr. A521. In 2001, Gyrodyne began working with a developer, Gerald Barton ("Barton"). Barton's company, Landmark, had developed luxury residential communities centered on golf courses across the country. Tr. A575. Over many months, Barton inspected the Property, investigated the area and met with local

citizens. Tr. A581. He concluded that the Property was a good site for a golf and residential development. *Id.*; Decision A26.

In October 2003, Gyrodyne withdrew its prior application for the Marriott project and submitted a new application to rezone the entire Property for a golf course with 336 residential units. Tr. A521, A569; A1663-A1665; Golub Report A1757. That application was subsequently resubmitted to both Brookhaven and Smithtown, since the development involved both towns. Tr. A523; Decision A25; A1942-A1947. A public meeting was held on the application in Smithtown and no real public opposition to Gyrodyne's plan surfaced in either town. Tr. A523-A525. A583; Decision A25. While the rezoning application was pending, representatives of SUNY Stony Brook met with Brookhaven officials to say the University was considering condemnation of the Property, and urge that no action be taken on Gyrodyne's rezoning application. Tr. A202-A203; A232-A233. On November 2, 2005 SUNY Stony Brook took 245 acres of the Property by eminent domain. Decision A3.

2. <u>The Evidence At Trial</u>

Gyrodyne filed a timely claim and trial proceeded in the Court of Claims over four days in August 2009. The trial consisted primarily of expert testimony. Gyrodyne called Daniel Gulizio ("Gulizio") who worked in local and county government on Long Island for over 24 years as a public planner, including serving

as Commissioner of Department of Planning for the Town of Brookhaven and, at the time of trial, Deputy Director of Planning for Suffolk County. Tr. A81-A83; Decision A18. Gulizio testified to the factors considered in determining probability of rezoning, including the existing zoning, the character of the surrounding area, physical limitations, the local government's comprehensive plans and the recent history of rezoning applications. Tr. A98; Decision A18.

Applying these factors to the Property, Gulizio testified that the existing light industrial zoning would allow development of over 3 million square feet of commercial space. Tr. A100-A101; Decision A19. However, the narrow country roads, far from the Expressway, constrained industrial development. Tr. A103-A104. The surrounding area was residential (Tr. A101-A102) so as zoned the Property qualified as spot zoning. Tr. A102. Brookhaven's comprehensive plan called for the elimination of spot zoning and specifically indicated the Property should be rezoned to a Planned Development District ("PDD"). Tr. A105-A110; Decision A19. Both Brookhaven and Smithtown in the past had granted rezoning from industrial to high density residential (11 to 14 units per acre). Tr. A111-A115; *see also* Zoning Analysis – Gyrodyne Property, dated October 17, 2007 (the "Gulizio Report") A931. Based on all of these factors, Gulizio testified that there was a reasonable probability of rezoning the Property from industrial to residential PDD with a density of 3 to 6 units per acre. Tr. A124; Gulizio Report A920.

Gulizio testified that the probability of rezoning in Brookhaven was 90-95 percent, since the comprehensive plan addressed the Property. Tr. A127. However, as Smithtown did not have an up-to-date comprehensive plan, Gulizio set a lower probability, 70-75 percent, there. Tr. A128 Decision A20-A21.

Alan King ("King") also testified for Gyrodyne. King was a licensed traffic engineer with 23 years experience. King performed a traffic impact study of the roads surrounding the Property as of the date of taking. Tr. A237; Decision A21-A22; A1353. He compared traffic from a full build-out of the Property as zoned industrial to a residential development of 3 to 6 units per acre. Tr. A243-A250; Decision A22. King's study demonstrated that industrial development would result in 4,000 to 5,000 additional cars at peak morning and evening commuting times compared to just 323 to 343 for residential. Tr. A252-A253; Decision A23.

Gary Taylor ("Taylor") testified for Gyrodyne as its expert appraiser. He had 36 years of experience practicing on Long Island (Tr. A378-A379; Decision A14) and drove by the Property every day on the way to work. Tr. A382. Taylor testified that the proper method of valuing undeveloped land, such as the Property, was to use comparable sales of raw land as zoned and then, where a probability of rezoning exists, to add an increment to the value to reflect that probability. Tr. A385. Taylor testified that the Property was in a poor location for industrial development as it was remote from main thoroughfares. Tr. A382-A383; Decision

A14. The Property was in a pristine, bucolic setting for residential use, however, surrounded by fairly expensive homes and in highly-regarded school districts. Tr. A384; Decision A15.

Taylor looked at several sales of raw land zoned industrial and applied adjustments to ensure he compared like to like in determining an as-zoned value. Tr. A395-A405; *see also* Self Contained Appraisal Report of Rogers & Taylor Appraisals, dated October 17, 2007 (the "Taylor Report"), A1252-A1253. Then Taylor investigated the probability of rezoning. Based on his own experience, he agreed with Gulizio's opinion that the Property would probably be rezoned. Tr. A408; Decision A15. Taylor compared sales of raw land intended for residential development to determine a price per unit. To each of these comparable sales he applied adjustments for location, market conditions, yield density, utility restrictions (primarily whether sewers were available, since the Suffolk County sanitary code requirements impose significant limitations) and approval adjustments (since the comparables had zoning approval already in place). Tr. A413-A420; Taylor Report A1255-A1256. Taylor made an additional downward adjustment of 5 percent for the cost and time to obtain rezoning of the Property (Tr. A430) and a third set of adjustments to reflect Gulizio's different percentages of probability in each town. Tr. A431-A435; Taylor Report A1257-A1258.

Taylor appraised the Property with a probability of rezoning to residential at $153 million. Tr. A436. Since the value of the 62 acres Gyrodyne retained was $28 million, Taylor appraised the portion taken by SUNY Stony Brook at $125 million. Tr. A437-A439; Taylor Report A1279.

Gyrodyne also called its COO, Peter Pitsiokos ("Pitsiokos"), to testify about the history of the Property (Tr. A514, Decision A24-A25), and the developer, Barton, to testify about the efforts to develop the Property as a residential and golf community. Tr. A573-A585; Decision A26.

In presenting its case, the State called Robert Grover ("Grover") a consulting company's Director of Environmental Sciences responsible for environmental analysis and permitting processes. Tr. A601-A602. Grover stressed he did not do an environmental impact statement or conduct an environmental analysis of the Property. Tr. A665. Grover testified about the number of steps in the review process before development, particularly the extensive environmental review. Tr. A548-A557. A560-A565; Decision A10-A11. Grover concluded that development may be approved, possibly as a PDD, but it would take a long time. Tr. A637-A638; Decision A11. Grover agreed that Brookhaven and Smithtown "know they're not going to be able to keep this land pristine and undeveloped," that the Property is going to be developed either as of right industrial, or as rezoned residential. Tr. A679. Grover also agreed with factors applied by Gulizio to

determine the probability of rezoning. Tr. A669. When asked on cross-examination about that probability, Grover informed the court that he had never stated that the Property would not be approved for rezoning to PDD but rather, there was a reasonable probability of rezoning. Tr. A674; Decision A12.

William Fitzpatrick ("Fitzpatrick") testified as a traffic engineer for the State. Fitzpatrick had no experience in Suffolk County (Tr. A691-A694; Decision A12) and did no traffic impact study. Tr. A762-A763. Further, Fitzpatrick did not even assess traffic for the same scenarios, industrial or residential development, that Gyrodyne's and the State's appraisers used. Tr. A755; Decision A12-A13. Furthermore, Fitzpatrick's analysis was not done as of the November 2, 2005, date of taking. Decision A13.

Lastly, Kenneth Golub ("Golub") testified as the State's appraiser. Although he had been an appraiser since 1968, his work had been primarily in the Lower Hudson Valley area. Tr. A787-A788; Decision A6. Golub testified that the Property was "surrounded by homes" and "most developers would normally tend to gravitate to residential use." Tr. A797. However, due to the lengthy approval process, he believed development under the existing industrial zoning would be more beneficial than attempting to rezone to residential. Tr. A799. Thus, Golub found the highest and best use as zoned for a business park. Decision A6, A8. Using a methodology of comparing the sales of already-developed industrial

building sites, backing out the development costs (Tr. A813), and adding the value of Gyrodyne's existing buildings, Golub valued the 245 acres taken at $22.45 million. Tr. A818; Golub Report (A1770).

Golub admitted that an appraiser should value property for any reasonable probability of rezoning. Tr. A822-A823. Further, as an appraiser, his job was to determine the highest and best use. Tr. A831; Decision A9. However, Golub did not value the Property as rezoned, because he thought it too hypothetical (Tr. A824) and no one gave him a model for residential development. Tr. A829, A832. Golub was able to develop a concept for industrial development as a business park without anyone providing a model. Tr. A849; Decision A9. Eventually, Golub was forced to admit that the Property did have a reasonable probability of rezoning under various circumstances. For example, he conceded a reasonable probability of rezoning residential for single homes, or for a multi-unit golf development, or for mixed use including assisted, senior and low-density residential. Tr. A836-A837, A844-A848; Decision A8-A9. However, Golub never prepared a valuation of the Property with a probability of rezoning.

3. <u>The Decision Awarding Compensation</u>

On June 30, 2010, the Court of Claims issued its Decision in this matter. The Decision discusses the testimony of each witness extensively. A6-A26. The court then explicitly set out its reasons for finding that, while the State's experts

were not credible, Gyrodyne's experts were credible. A31-A33. Based on all the evidence, the court determined the highest and best use of the Property would be as rezoned for a PDD with residential use. A36. Since the State did not present any evidence as to the value of the Property at this highest and best use, the court relied upon the valuation presented by Gyrodyne's witnesses, whom it had already found credible, and awarded Gyrodyne damages of $125 million. A37-38.

ARGUMENT

I.

THE TRIAL COURT DID NOT ABDICATE ITS RESPONSIBILITY TO DETERMINE JUST COMPENSATION

The Decision (A3-A39) represents a full and thoughtful analysis of all of the evidence presented. The trial court addressed the testimony of each witness and discussed in detail its evaluation of their credibility. Decision A31-A33. The court found the State's witnesses were less credible. Further, their testimony failed to support the State's preferred theory of valuation.

Before trial, the State's planning and zoning expert, Grover, was never asked to give an actual opinion about the probability of rezoning. Instead, the stated purpose of his expert report was "to examine and discuss the environmental and planning review process for change of zone and development of the Gyrodyne property …" Environmental Analysis and Permitting Review Assessment, dated January 12, 2009 (the "Grover Report") A1741; *see also* Decision A10. Most of

Grover's report and testimony dealt with environmental aspects of this review process, understandably since Grover is an environmental scientist. *See* Tr. A640-641; Decision A32. When finally asked point blank on cross-examination about the probability of rezoning, Grover testified, "I have never stated that it could not be rezoned for PDD." Tr. A677. Grover then admitted there was a reasonable probability of rezoning. Tr. A678-A679; *see also* Decision A12.

Grover was not a witness who unexpectedly changed his testimony at trial. The State had artfully asked for an opinion that avoided the relevant question. When that question was asked, Grover's answer clearly supported Gyrodyne's approach to valuation, not the State's.

The State's appraiser, Golub, likewise admitted on cross-examination that there was a reasonable probability of rezoning the Property to residential for: (1) one to two acre lots or (2) a golf community, or (3) mixed use. *See* Decision A8-A9. Based on their testimony, the trial court concluded, "Defendant's experts agreed that a change of zone for the subject property to residential was probable." Decision A33. The State's appraiser, however, consistent with the State's theory, never determined a value for the Property as rezoned, even though Golub agreed that it was his responsibility as an appraiser to do so. *See* Tr. A835; A841; A848-A849. *See also* Decision A9 ("while Golub agreed it is his job to think of and appraise what the most probable use of the property could be," he did not for

residential but did for industrial). Now, the State seeks to escape the consequences of this tactical failure by seeking a new trial.

The Court in *New York City Transit Authority v. State Division of Human Rights*, 89 N.Y.2d 79 (1996) rejected a similar effort to obtain a "do over" by a government agency. There, the Transit Authority defended a discrimination complaint at trial on the basis of its collective bargaining agreement. Having been unsuccessful, the Transit Authority on appeal sought remand to try a different approach. The Court denied the Transit Authority "a second-bite" (*id.*, at 91) pointing out:

> it was incumbent on the Authority to come forward with whatever proof it had . . . . Having chosen to rely exclusively on the existence of a union-enforced seniority system to establish its economic hardship defense, the Authority cannot now claim that it should in fairness *be given a new opportunity to recast its strategy* and put forth a different set of facts in defense of its position.

Id., at 90 (emphasis added). *See also FleetBoston Financial v. Alt*, ___ F.3d ___, 2011 U.S. App. LEXIS 5853, at *21-*22 (1st Cir. March 23, 2011) (appellant who "for what appears to be strategic reasons bet it could convince the district court" to adopt a certain approach and after losing "essentially seeks another bite at the apple," it "is not entitled to this second chance"); *Ordonez v. Guerra*, 295 A.D.2d 325, 328 (2d Dept. 2002) (Goldstein, J. dissenting) ("[i]n effect, the respondents were seeking a second bite of the apple"). The State seeks nothing different here.

It made a tactical decision to limit its valuation of the Property to the existing zoning, rather than confront the far higher values for residential property in the locale. No second chance to try a different strategy can be allowed.

A. Where Only One Expert Provides A Relevant Valuation <u>That Sets The Range For The Court</u>

As a result of the State's choice, once the probability of rezoning was proven by the expert testimony on both sides, the trial court was "left with the valuation of only one set of experts." Decision A29. A court must determine the value of property within the range of expert testimony, or explain how a divergence is supported by other evidence. *See e.g., Madowitz v. State*, 288 A.D.2d 442, 443 (2d Dept. 2001). Where only one valid expert opinion is presented, however, no range exists. The trial court specifically recognized this and addressed the relevant caselaw, which directs a court to follow the remaining expert's valuation unless other contrary evidence is available. Decision A29. As this Court stated in *Dennison Holding Corp. v. Finance Administrator*, 105 A.D.2d 700, 701 (2d Dept. 1984), since petitioner's "was the only evaluation standing before Special Term, there was no range of values within which it could make a different finding as to market value. Accordingly *it was bound to accept petitioners' appraisal in this regard*." (emphasis added). *See also In re City of New York (Jomar Real Estate)*, 94 A.D.2d 724 (2d Dept. 1983) *aff'd* 61 N.Y.2d 843 (1984) (in view of "the fact that the only proof of value contained in the record

on appeal as to such [highest and best] use is contained in the claimant's expert appraisal, the value found by such expert must be given full weight and accordingly, is the basis of our award").

Other decisions by this Court confirm that, where one party's expert valuation is rejected, a trial court can properly rely upon the other side's. *Yonkers Post 1666 V.F.W. v. Bottiglieri*, 143 A.D.2d 267, 271 (2d Dept. 1988) points out "where an adverse party fails to present valid evidence, the court *is obliged to accept the remaining expert testimony* unless it provides a sufficient explanation for its decision and there is other evidence in the record to support the court's determination." (emphasis added). In *Bottiglieri*, this Court reversed the trial court for departing from the remaining expert's valuation, even though that expert's opinion was challenged in a cross-examination that elicited concessions and revealed mistakes. *Id.*, at 270. In *Town of Islip v. Sikora*, 220 A.D.2d 434, 435 (2d Dept. 1995), the trial court rejected the Town's valuation because it was not based on highest and best use of the property. This Court, noting the findings must be within the range of expert opinion or explained how supported by other evidence, held the trial "court's determination should be given deference." *Id.*, at 436. *See also Town of Islip v. Mustamed Associates*, 222 A.D.2d 682, 683 (2d Dept. 1995) (trial court's valuation within the range "must be given deference.").

This Court's treatment of trial court valuations based on a single expert is merely a specific application of the more general rule that the "trial court is in the best position to evaluate the credibility of witnesses and its determination must be given great deference." *Pav-Co Asphalt v. Heartland Rental Properties*, 278 A.D.2d 395 (2d Dept. 2000). *See also Protano v. 16 N. Chatsworth Avenue Corp.*, 272 A.D.2d 597 (2d Dept. 2000) ("The court's determination rested largely on its assessment of the credibility of the witnesses presented during the trial, and the determination was supported by a fair interpretation of the evidence").

The State ignores the trial court's discussion of the applicable caselaw. Instead, it seizes on the court's statement, made after a review of all of the evidence, that "the court was left with no choice but to accept the before and after values and damages found by Gyrodyne." (NY Br. 12, quoting Decision A37). Notably, the State's quotation leaves out the Decision's (A37) critical phrase that the court "is without a range of values by which to be guided." Based on its truncated and out-of-context quotation, the State asserts (NY Br. 12) that "the court abdicated its constitutional duty to ensure just compensation." That simply is untrue.

The State attempts to bolster its flawed analysis by quoting language from two decisions of this Court. *Id.* Yet in each case, the State's quotations are incomplete, leaving off critical qualifying language. The State quotes *Bienenstock*

v. State, 287 A.D.2d 587, 588 (2d Dept. 2001) noting rejection of the State's appraisal did "not mean that the Court of Claims was required to accept the valuation of the claimant's appraiser without question." However, *Bienenstock* goes on in the next sentence to say, "[y]et the claimant's appraiser sets the outer limit of the award to the claimant unless there is sufficient basis for a different conclusion." *Id.*, citing *Zappavigna v. State*, 186 A.D.2d 557, 560 (2d Dept. 1992). In *Zappavigna*, this Court stated "having rejected the claimant's appraisal of the property, *the trial court was bound to accept the Power Authority's appraisal*, unless there is support in the record and sufficient explanation for a different conclusion." *Id.* (emphasis added).

The State (NY Br. 12) also relies on an incomplete quotation from *In re New York City Transit Authority (Superior Reed & Rattan Furniture)*, 160 A.D.2d 705 (2d Dept. 1990) that "[t]he trial court is not bound by the claimant's testimony even where uncontradicted ..." The language in the quotation replaced with ellipsis continues, "provided that its findings have some basis in the evidence and are *not predicated on the court's subjective judgment*" *Id.* (emphasis added). In *Superior Reed & Rattan*, the trial court rejected only part of the government's appraisal, and this Court sustained reliance upon the remaining element (*id.)*; not the case here.

The State claims that, even if its valuation is rejected, the claimant's valuation must be scrutinized by the court with a view to the possibility of a new trial, citing a string of cases. NY Br. 11-12. However, the cases cited do not deal with that issue. Rather, the decisions address the situation where a trial court rejected the expert valuations offered by *both* litigants. In such cases, this Court has held that a trial court cannot substitute its own valuation. *See Chester Industrial Park Associates v. State*, 65 A.D.3d 513, 515 (2d Dept. 2009); *Suffolk County v. Kalimnios*, 275 A.D.2d 455, 456 (2d Dept. 2000); *see also Frank Micali Cadillac-Oldsmobile v. State*, 104 A.D.2d 477, 481 (2d Dept. 1984) (both sides' appraisals defective); *Yaphank Development Co. v. Suffolk County*, 203 A.D.2d 280, 282 (2d Dept. 1994) (same); *In re Nassau County (Cohen)*, 39 N.Y.2d 574, 578 (1976) (no evidence in record so decision based "on the subjective judgment of the court" cannot be sustained). None of these decisions contradict, or even address, the controlling precedents on which the trial court based its ruling (Decision A29) that dictate reliance on the only remaining valuation.

B. <u>The Trial Court Found Credible The Only Valuation With A Probability Of Rezoning</u>

The trial court did not completely reject either expert's report. *See* Decision A30. However, due to the State's choice to present only a value as zoned, the court was "left with no range of value" for the Property as rezoned. Decision A30. The Decision expressly recognizes that other evidence to support divergence from

the sole relevant valuation by Gyrodyne "could include alternative appraisals or *cross examination of the prevailing expert opinion* leading to a diminishment of the award." *Id.*, at A29 (emphasis added). However, as the opinion details, the State's cross-examination did not provide such evidence. Decision A34-A35.[1]

The trial court painstakingly reviewed the testimony of each of the witnesses for both sides. Then, the court explained in detail why it found the State's expert's testimony not to be credible. Decision A32-A33. Contrary to the State's assertion (NY Br. 8-9), this was not limited to where those experts came from, or the accuracy of their resumes. The court stated the State's "experts were inconsistent with their own reports and vague as to their testimony on cross-examination." Decision A33. In addition, they claimed to rely on information from other experts but when questioned "could not recall" if they read a final report or spoke to the other expert. *Id.*

The trial court also specifically set out its reasons for finding Gyrodyne's experts credible:

> In contrast, claimant's experts were detailed in their analyses. Each claimed to have relied on the other experts and indeed, each of the experts was familiar with the other reports. Their testimony was focused on the valuation date. While these witnesses were dealing with

[1] The State (NY Br. 9) calls attention to the trial court's criticism of its attorney. However, in the absence of a competing valuation that included probability of rezoning, the State's cross-examination of Gyrodyne's experts was especially significant. The trial court properly discussed that cross-examination's failure to undermine Gyrodyne's valuation. The full transcript supports the trial court's analysis of the State's cross-examination.

> a highest and best use different than the actual use, they pointed to solid facts in determining that the highest and best use would be for a change of zone to residential use.

Decision A33. As this Court has frequently observed "[i]n a non-jury trial, evaluating the credibility of witnesses as well as determining which of the proffered items of evidence are most credible are matters committed to the court's discretion." *Solomon vs. Solomon*, 276 A.D.2d 547, 548 (2d Dept. 2000).

Looking at the entire Decision, not merely a catchy phrase taken out of context, clearly the trial court did not abandon its duties. Based on the testimony and documentation, the trial court properly applied this Court's precedents to find a valuation in accord with the sole appraisal by a credible witness that addressed the relevant issue. It was not the trial court's decision to limit the evidence concerning range of values, but the State's. The court's responsibility for just compensation does not change the trial from an adversarial proceeding. The court's duty is to find facts based on the evidence presented, not supplement the State's case by seeking evidence *sua sponte*. *See e.g., In Re City of New York (Lincoln Square Slum Clearance Project)*, 15 A.D.2d 153, 161 (1st Dept. 1961) *aff'd* 12 N.Y.2d 1086 (1963) ("The court does not therefore make an independent appraisal but must rely on the evidence presented to it"). Giving the trial court proper due deference, its Decision must be upheld.

II.

THE TRIAL COURT PROPERLY DETERMINED JUST COMPENSATION

In the present case, all of the expert testimony – even by the State's experts – agreed to a reasonable probability of rezoning. In valuing property "[a]n increment should be added to this amount [the value as zoned] if there is a reasonable probability of rezoning to a less restrictive category." *In Re Town of Islip (Mascioli)*, 49 N.Y.2d 354, 360 (1980). As the State now acknowledges (NY Br. 14), the proper method to account for probability of rezoning is set out in the seminal case of *Hewitt v. State*, 18 A.D.2d 1128 (4th Dept. 1963). *See Suffolk County v. Firester*, 37 N.Y.2d 649, 652 (1975) (adopting *Hewitt*); *see also Estate of Berwick v. State*, 159 A.D.2d 544, 546 (2d Dept. 1990) (applying *Hewitt*). *Hewitt* rejects determining value by comparing already-developed sites and then deducting the costs of development. Rather, *Hewitt* requires valuing property as raw land with an increment for potential development. 18 A.D.2d at 1128; *see also Pritchard v. Ontario County Industrial Development Agency*, 248 A.D.2d 974, 975 (4th Dept. 1998) (rejecting defendant's appraisal that "incorrectly valued the parcel as subdivided lots minus the cost of development").

Gyrodyne's appraiser, Taylor, utilized the *Hewitt* methodology, basing his valuation on comparable sales of raw land intended for development. Tr. A385-A389; Taylor Report A1252, A1255, A1286-A1316. In contrast, Golub, the

State's appraiser in valuing as zoned, used sales of developed land and then deducted the costs of development, the very procedure rejected in *Hewitt*. Tr. A812-A813. *See* Tr. A855 (Q: You valued this property as if it had already been developed into industrial, an industrial park, and then you backed out the costs, right? A: Yes"). Golub testified on cross-examination that he never heard of the *Hewitt* case. Tr. A884.

Abandoning the improper method used by its own expert, the State now argues that Gyrodyne failed to properly consider certain costs or factors in determining the increment for probability of rezoning. In doing so, the State either ignores evidence that was presented to the trial court or attempts to raise arguments never presented there.

A. Gyrodyne's Expert Presented Evidence of Approval Costs

As it did at trial, the State argues extensively about how long it would take to complete the development process. NY Br. 16-20. Although the State acknowledges that Gyrodyne's expert adjusted his comparable sales downward separately for rezoning and for the time necessary for gaining approvals, the State offers its unsubstantiated opinion that such "small adjustments" are insufficient. NY Br. 16. Significantly, the State provides no citation to the record to support this assertion because none exists. Not one of the State's witnesses ever so testified. Similarly, the State now contends (NY Br. 17) that Smithtown would

have had to adopt new legislation permitting a PDD. The State offered no such evidence at trial. To the contrary, Gulizio considered the existing multi-family zoning districts in Smithtown sufficient. Tr. A164-A165; *see also* Gulizio Report A927-A928. These are but two of many examples where the State's argument goes far beyond the evidence presented at trial.

Gyrodyne's expert appraiser made three separate adjustments to the comparable sales. First, Taylor adjusted the individual sales to compensate for their differences from the Property. Tr. A413-A421. Included within these was a specific adjustment for approvals "to reflect the fact that the subject property needed to be valued as rezoned" and "it hasn't gotten the approvals" yet in contrast to the comparable sales, "all of them had some sort of approvals in place either obtained by the grantor or the grantee." Tr. A420. Taylor added a further adjustment for the time and costs to obtain rezoning, as well as another for the probability of rezoning based on the percentages from Gulizio. Tr. A430-A431; *see also* Tr. A433 ("this is essentially the third adjustment you've made for those issues"); Decision A37–A38 (discussing Taylor's adjustments).

The issue of the time and costs to obtain approvals was fully explored at trial. On direct, Taylor testified that the approval adjustment was made "for the fact that it's going to take some time and effort, among other things to get the approvals." Tr. A421. The State cross-examined Taylor extensively on this point

stressing that approvals could take a "long time" (Tr. A467), that costs are involved in the process (Tr. A468-A469) and that the approval process for a 300-acre parcel might take more time. Tr. A489.

The State even questioned Taylor about the very issue it raises here – that the adjustment for approvals was too small. Tr. A492. Taylor replied that the State's own expert "indicated it might be a million dollars or so" but the 5% adjustment Taylor applied resulted "in a *war chest of $8 million* to get the zoning." Tr. A493 (emphasis added); *see also* Tr. A505 ($8 million well within range; "if you went to 1500 units, you're at $9 million").

The Decision reflects consideration of the cost of approvals issue, noting the State's witnesses' testimony about how much time the process might take (Decision A11) as well as Taylor's testimony that "he made adjustments for the change of zone." *Id.*, at A16. In its analysis, the trial court specifically notes that the State elicited during cross-examination evidence on the length of time it would take to get approvals and build as rezoned. Decision A30-A32. The court states, "[i]t was on this point in which the testimony of Barton was most useful for claimant. Barton, a successful developer, made clear his plans for any development were in terms of years and not for instant development." Decision A37. As the State notes, the trial court recognized that a willing developer would "build in costs for such delays in development." NY Br. 20 quoting Decision A37.

In accepting Gyrodyne's valuation of the Property, the trial court pointed out that "value was adjusted downward 5% by claimant to reflect the time and cost associated with obtaining the change of zone . . . ." Decision A37.

Gyrodyne's appraisal built in millions of dollars for time and delay to get approvals. The State's assertion now that this amount was too small cannot be given credence in light of the trial court's specific findings based on the actual testimony about approval costs.

B. Gyrodyne's Expert Addressed Development Costs

The State also questions the valuation with regard to development costs, contending that Gyrodyne failed to account for them. NY Br. 22-28. The State selectively cites to sections of the Taylor Report, as though there was no direct or cross-examination on the point. This ignores the record.

1. Development Costs Are Built Into Sales of Property In Suffolk County

On direct, Taylor was asked if he included a cost for development. Taylor replied that in Suffolk County it "is built into the acreage sales." Tr. A408. On cross-examination, the State pursued this issue, asking if Taylor made any adjustments to comparables for infrastructure costs. Taylor again replied "[t]hey're built into the sales." Tr. A482; *see also* Tr. A485 ("Q: Anyone buying it for that use would consider those development costs necessary, correct? A: I would think so. Yes. And again, reflected in the raw acre price).

Rather than confront the actual testimony, explaining why in highly developed areas like Suffolk County development costs are built into the sales price, the State relies upon peripheral questions it could have but did not ask at trial. For example, the State questions why one comparable sale received a particular downward adjustment. NY Br. 23. The State references only the Taylor Report on this, ignoring Taylor's testimony on direct explaining the adjustment. *See* Tr. A416-A417. That the State did not question this explanation on cross-examination is no basis to doubt the Decision.

Similarly, the State questions why three comparables were not adjusted for number of units, again citing the Taylor Report. NY Br. 24. This also was not asked at trial. Not only could Taylor have addressed this if asked, his report already does: "[t]he subject is projected to contain unit counts ranging from 249 to 908, significantly larger number of units than the adjusted sales" (Taylor Report A1256), all of which had far less than 200 units. *Id.*, at A1255. The three comparables not adjusted had between 228 and 285 units. *Id.* Again the State did not delve into this at trial.

Instead of confronting the explanation in the record, the State suggests its own reason (without any evidence) that the Property was improperly treated as separate pieces. NY Br. 24 ("The failure *appears to have* resulted from Gyrodyne treating its Property as three smaller parcels") (emphasis added). Gyrodyne,

however, never appraised the Property in pieces. Its appraisal was of the entirety. The Taylor Report shows the calculation of different numbers of units in Parcels A and B required to account for the different percentages of probability that Gulizio gave for Brookhaven versus Smithtown. A1257-A1258. If the State thought further explanation was necessary, it could have asked Taylor on cross-examination. Similarly, the question of utilities on the Property (*see* NY Br. 27), could have been pursued while Taylor was on the stand. The failure to conduct such inquiry at trial provides no basis for the State now to claim that reversible error occurred.

The State cites a series of cases, attempting to argue that Gyrodyne was required to separately calculate development costs. However, these cases do not support such an obligation – which Taylor's testimony that such costs are built into the sales price would have more than met. In both the Third Department cases, *In Re Iroquois Gas Transmission System*, 226 A.D.2d 808, 809 (3d Dept. 1996) and *Breitenstein v. State*, 245 A.D.2d 837, 840 (3d Dept. 1997), the court stated it was "unable to discern" how the development cost factor was considered. In *Valley Streams Lawns v. State*, 9 A.D.2d 149, 152 (3d Dept. 1959), the court pointed out that the State claimed on appeal the costs of improvements would be higher but, like here, "the State offered no precise proof on this subject and the court was

justified in accepting the amount established by claimant"— here as built into the sales price.[2]

The trial court had discretion to accept Taylor's evidence on this point, particularly where the State's appraiser (testifying about costs of development as an industrial park – not the highest and best use), stated that, rather than obtain the costs from an engineer (Tr. A908), "[p]retty much *I did guess*." Tr. A911 (emphasis added). *See also* Golub Report, A1839 ("An investor looking at the subject property on the valuation date *can only guess* what infrastructure will be needed and what it will cost") (emphasis added). As development and infrastructure costs are included in the comparable sales' prices, no additional adjustment is necessary.

2. <u>Gyrodyne's Expert Explained Each Adjustment He Applied</u>

The State wrongly asserts that Taylor failed to explain the adjustments he made to comparable sales. It cites cases (NY Br. 23-24) for the proposition that an appraiser must explain using facts and calculations. Those cases, however, deal with a very different situation where the appraiser used a "lump-sum" adjustment rather than breaking down and explaining the various elements. *See In Re Dutchess County (285 Mill Street)*, 186 A.D.2d 891, 892 (3d Dept. 1992)[3] ("A

[2] *New York State Development Corp. v. 203 West 41st Street Associates*, 77 A.D.3d 479, 480 (1st Dept. 2010) has no relevance because it deals with costs to convert a building, not vacant land.
[3] The State's citation (NY Br. 23) mistakenly identifies *Dutchess County* as a decision of this Court.

lump-sum adjustment is improper"); *City of Rochester v. Dray*, 60 A.D.2d 766, 767 (4th Dept. 1977) (adjustments improperly "were aggregated in a composite figure"); *Svoboda v. State*, 28 A.D.2d 1056 (3d Dept. 1967) ("No values were assigned to the various factors mentioned, nor was the adjustment from $27,000 to $89,910 otherwise explained"); *see also Bell v. Village of Poland*, 281 A.D.2d 878, 878-9 (4th Dept. 2001) (appraiser failed to make necessary adjustment or explain those that he did make).

Taylor did not apply lump-sum adjustments, but rather explained each element in his report. A1255-A1256. At trial, Taylor testified extensively about what each adjustment entailed and why they applied to specific comparable sales. Tr. A412-A418, A420-A428. On cross-examination, the State questioned Taylor regarding specific adjustments made. *See, e.g.*, Tr. A477-A478 (size adjustment); Tr. A479 (location adjustment); Tr. A481 (utility adjustment); *see also* Tr. A491 (approval adjustment); Tr. A495 (adjustment for probability of rezoning). Where an expert has "explained the basis of his adjustments or lack thereof," a court does not abuse its discretion in accepting the adjustments to comparables. *New York City v. Estate of Levine*, 196 A.D.2d 654, 655 (2d Dept. 1993).

C. The State's Unpreserved Time Value Of Money Argument Is Inapplicable To Valuation Here

The State now contends that Gyrodyne's valuation did not account for the time value of money (NY Br. 20), an argument never made before. Nor is the argument relevant to the correct valuation of the Property.

1. The State Never Raised This Argument At Trial

The State cites to the Federal Reserve's website – not to any evidence in the record. This Court, however, does not consider matters or evidence outside the record. *See, e.g., Krzyanowski v. Eveready Ins. Co.*, 28 A.D.3d 613 (2d Dept. 2006) ("almost all of the claims made on appeal by the defendant [ ] rely extensively on evidence not considered by the Supreme Court and matter which is not contained in the record on appeal to this Court. Matter de hors the record is not to be considered on appeal"); *see also Juarbe v. City of New York*, 303 A.D.2d 462 (2d Dept. 2003) ("The plaintiff's remaining contention raises an issue that is de hors the record and will not be considered on appeal"); *In Re Suffolk County (Omina Properties)*, 50 A.D.2d 835 (2d Dept. 1975) (applying rule in a condemnation case); *Nunes v. State*, 59 N.Y.2d 745, 748 (1983) (valuation in condemnation cannot be based on materials which were never admitted into evidence).

The State contends that "this Court has used the rates of United States Treasury bonds" in calculating value, citing certain decisions. NY Br. 20. The

cases the State relies on, however, involve the application of CPLR § 5041, which pertains to "damages for personal injury, damage to property or wrongful death," not to eminent domain actions. CPLR § 5041(e) specifically requires the application of "the discount rate in effect at the time of the award," in calculating the present value of an annuity. Even in cases where § 5041(e) applies; courts do not independently determine discount rates. Moreover, not one of the cases cited by the State applies the seven-year bond rate that it (NY Br. 20-21) claims should control. *See Abellard v. New York City Health & Hospitals Corp.*, 264 A.D.2d 460, 461 (2d Dept. 1999) (twenty-year bond rate); *Garrison v. Lapine*, 72 A.D.3d 1441, 1444 (3d Dept. 2010) (ten-year bond rate); *Altmajer v. Morely*, 274 A.D.2d 364, 366 (2d Dept. 2000) ("long-term treasury bond rate"). *See also Tassone v. Mid-Valley Oil Co.*, 5 A.D.3d 931, 933 (3d Dept. 2004) ("economist averaged the yield of 3-month, 6-month, 10-year and 30-year United States Treasury securities"). Thus, there is no precedent for application of the seven-year rate, particularly *sua sponte* by the court. The State's entire argument concerning the time value of money is improper, based on materials outside the record. At trial, the State never contended that Gyrodyne's appraisal was in error on this basis – it did not even cross-examine Gyrodyne's experts on this point.

2. Comparable Sales Of Undeveloped Land Are Not Adjusted For A Discount Rate

As discussed above, and as Taylor explained (Tr. A410), the correct method of valuation of the Property is by comparing other sales of raw land bought for development. In such sales, similar to the treatment of infrastructure development costs, the purchaser is aware that development will take time and considers that cost in determining the purchase price. That purchase price is in present-day dollars, not some future amount discounted to convert it to present-day dollars. Buyers pay what the property is worth at the time of sale, not what it will be worth in the future.

The State's appraiser did testify about discount rates. Tr. A815. As Golub explained, however, he had to apply such a rate because he utilized a cash flow analysis as part of his (incorrect) method of deducting the costs of development from sales of already-developed property. Tr. A813-A814. He was working backwards and had to account for prices not calculated in present-day dollars. Valuation based on comparable sales does not require a cash flow analysis.

Further, in his report (Golub Report A1843), Golub provided twelve different financial rates as of November 4, 2005. *Golub, however, did not include the seven-year bond rate* that the State now favors. *Id.* Golub's Report states, "[t]here is no empiric proof of the right discount rate for any investment; rates are merely investor expectations, which are the judgments of individual investors."

A1844. Thus, even the State's own expert, utilizing a completely different method than *Hewitt* requires, did not apply the discount rate on which the State now relies.

As discussed (*supra*), Taylor testified that he did consider the time factor in relation to the zoning and approval costs. Tr. A421. The comparables had approvals in place at the time of sale, so Taylor adjusted each sale to reflect this. Tr. A420; Taylor Report A1255-A1256. Taylor applied a second overall adjustment for the time it would take to obtain rezoning. Tr. A431 ("then because this one is not rezoned you knock it down another 5 percent to cover the time and expense of getting it rezoned"). Taylor used the proper methodology prescribed by *Hewitt* to determine market value as of the date of taking, not prospective value, so no additional discount rate adjustment applies. Having never raised the issue at trial, the State now improperly attempts to include an argument totally irrelevant to the proper valuation method. There is simply no need for time value of money discount.

D. <u>The Density Issue Was Fully Explored Before The Trial Court</u>

As it does on other topics, the State contends that if more, or different, arguments had been made concerning the density of residential development, the valuation might have changed. Giving little attention to how the case was actually litigated, the State now seeks to have this Court reject the reasonable findings of

the trial court fully supported by the evidence, based on the State's mere conjecture.

1. The Trial Court Based Its Decision On Admissible Evidence

The State argues that Gyrodyne "inflated its valuation" by the "large number of units it assumes." NY Br. 28. Gyrodyne's experts, however, did not base their valuation on the highest density possible. Instead they carefully calculated value using restrained assumptions regarding numbers. Gulizio identified actual cases where Brookhaven allowed rezoning from industrial to residential with 11 units per acre (Tr. A113) and an instance in Smithtown where such rezoning permitted 14 units per acre. Tr. A116. Rather than select such large numbers, "to be on the conservative side" (Tr. A126), Gulizio limited his opinion to a density of 3 to 6 units per acre. Tr. A124. When Taylor applied these numbers, in performing his appraisal, he also did not use the highest number. Stating, "I wanted to avoid extremes," Taylor used the midpoint of 4.5 rather than the maximum of 6. Tr. A433. Thus, Gyrodyne used realistic, not inflated, numbers.

The State also asserts that Gyrodyne deviated from proper practice by determining the value with a probability of rezoning on a per unit basis. NY Br. 29. At trial, the State raised no objection to valuation on this basis. In fact, its expert, Golub, testified that comparable residential land sales were "sold by a price per unit." Tr. A850. This Court, in *Estate of Berwick*, 159 A.D.2d at 546,

specifically accepted a claimant's valuation of property on a per unit basis. The cases the State cites are not to the contrary. *Firester*, *Hewitt* and *Breitenstein* are merely examples of per acre valuation. The decisions in no way indicate that valuation of multi-unit development on a per unit basis is improper. As the State admits (NY Br. 29), *Hazzard Lewis Farms v. State*, 1 A.D.2d 923, 924 (3d Dept. 1956) long ago accepted consideration of valuation on a per lot, rather than per acre, basis. The court in *Hazzard Lewis Farms* points out that "a distinction between raw acreage and a subdivision value should not be too tightly drawn." 1 A.D.2d at 924.

The State also attempts to attack the trial court's reliance on Gulizio's expert opinion as to the probability of rezoning. It skips over the important fact that the State *stipulated at trial to Gulizio's expert qualifications*. *See* Tr. A64, A92, A95; *see also* Decision A18 (the State "had no objection to the witnesses' expert credentials"). Now, on appeal, the State asserts that a government official's testimony is insufficient to prove a probability of rezoning (NY Br. 29-30), a claim it never raised at trial.

Furthermore, the decisions relied upon by the State have no relevance to the present case. In *Maloney v. State*, 48 A.D.2d 755, 756 (3d Dept. 1975), the court rejected the testimony of a city planning director that he would recommend a zoning change in the case and that his recommendations were usually followed.

Gulizio did not testify based on what he would have recommended. *J.W. Mays Inc. v. State*, 300 A.D.2d 545, 546-547 (2d Dept. 2002) rejected the "entirely speculative" testimony of an engineer about what a government agency might do 12 years in the future. That is not the situation here. Gulizio gave his opinion as an expert with over 24 years of planning experience in the local area on the probability of rezoning in 2005, supporting his testimony with evidence about the local governments' history of rezoning.

Nor did the trial court determine the issue of probability of rezoning "merely" based on Gulizio's testimony. Along with other evidence, Gulizio's opinion was supported by Taylor, based on his 36 years of experience as an appraiser living in the area. *See* Tr. A408; Decision A15. As the trial court pointed out, on cross-examination Taylor testified that the public "if forced to choose between industrial development and residential then it 'would appear to be almost a no-brainer for them, they would go with the residential.'" Decision A16 quoting Tr. A453.

The trial court gave particular weight to Brookhaven's Comprehensive Land Use Plan (A941), which "called for an end to spot zoning *and cited the subject property as an example*. In addition, the plan suggested a *change of zone for the subject property* to a PDD." Decision A33-A34 (emphasis added); *see also* A1170, A1183. Gulizio and Grover, the State's planning expert, both testified that

the Brookhaven plan wished to eliminate spot zoning in general and the Property's industrial zoning in particular. Decision A12; A19-A20; *see also* Tr. A109-A110; Gulizio Rep. A920, A928, A960. Although Grover's Report claimed the reference to spot zoning was "generic and not specific to Gyrodyne" (A1745), at trial he was forced to admit he was mistaken: "I do stand corrected on that point." Tr. A674.

Other courts have recognized that a property's inclusion in a comprehensive plan is very significant to the probability of rezoning. *Masten v. State*, 11 A.D.2d 370, 372 (3d Dept. 1960) *aff'd* 9 N.Y.2d 796 (1961), in upholding the trial court's determination of reasonable probability, found "more significant" the study and subsequent adoption of a "comprehensive amendment" to the town's zoning ordinance, dealing specifically with the area of the condemned property. *Masten* points out that such evidence "was accorded great weight" in prior cases. *Id.* Similarly, this Court's decision, *In Re Village of Hempstead (YMCA)*, 33 A.D.2d 1036 (2d Dept. 1970), upheld a trial court's finding of reasonable probability of rezoning taking into account "that the Renewal Agency Map, filed more than two years prior to the vesting date herein, designated this precise damage parcel for business use." *See also Jankiewicz v. State of New York*, 54 A.D.2d 1092 (4th Dept. 1976) (considering "the prior favorable recommendation of the town planning board for the rezoning to commercial use of the area, including the subject").

In light of all of the evidence supporting Gulizio's opinion – as well as the fact that the State not only failed to object, but affirmatively stipulated to Gulizio's expert qualifications – the State cannot succeed on this point.

2. The Trial Court Considered The State's Argument On The Density Element

The State questions the strength of Gyrodyne's proof as to density. NY Br. 28-36. That issue was not ignored at trial, even though the State primarily focused on value as zoned. The State vigorously cross-examined Taylor on the density issue, as well as other aspects of his valuation, stating, "I want to pick apart your analysis and that's what I'm doing, all right?" Tr. A464. The court, overruling an objection by Gyrodyne, stated "I plan on giving Mr. Ryan some latitude when it comes to cross-examination of Claimant's appraisal." Tr. A456. Thereafter, the State pursued the issue of rezoning with a particular emphasis on the evidence regarding density. *See e.g.*, Tr. A491, A493, A494, A496, A498. The State cross-examined Gulizio on this issue as well. *See* Tr. A188-A191. Gulizio stood by his opinion that a density of three to six units per acre was appropriate for the Property. Tr. A191. The State's cross-examination did elicit that the maximum allowable density under Brookhaven's regulations was 12 units per acre. Tr. A141. The State's argument here is nothing more than a rephrasing, or expansion, of the questions already asked at trial. The court's acceptance of Taylor and

Gulizio's opinion, having had a chance to observe and consider their credibility in person, cannot be invalidated by the State's after-the-fact questions here.

The State complains that Gulizio "cherry-picked" the applications for rezoning included in his report, and did not include any denials. NY Br. 32. First, the State's own expert Grover testified that he relied upon Gulizio's examples and did no independent review for other applications. Tr. A677. Further, as demonstrated by the transcript pages (A180-A183) which the State cites, the very criticisms made here were brought out by the State on cross-examination. Similarly, Gulizio "admission" that Silver Corporate Park was 200 acres rather than 117 came from Gulizio's *direct examination* at trial (Tr. A112), as did his acknowledgment that rezoning approval was subsequently rescinded by the Town. Tr. A112; *see also* Tr. A175 ("you indicated *on direct examination*, although this zone change had been granted by one board, it was rescinded by a subsequent board") (emphasis added). The State (NY Br. 34) also cites to its own cross-examination regarding the lack of information on the total size or total number of units for the Galleria development. Tr. A190. Thus, all of this was raised at trial.

The State's other questions regarding rezoning examples (NY Br. 32-34) are based on information found in the exhibits at trial. The allocation of the Parkview Associates' property into a golf course, restaurant, parkland, and residential, with the precise number of acres of each, is set forth in Gulizio's Report (A932), as is

the information concerning the Laurel Hill Associates' property. *Id.* The information quoted (NY Br. 30), concerning sewage treatment facilities in Gyrodyne's application to develop the golf and residential community, comes from the State's own Exhibit N. *See* A1947. The State, however, elected not to cross-examine on these points.[4]

The State refers to "sleight of hand" (NY Br. 34) to describe facts that Gyrodyne itself placed on the record. All of this information was presented to the trial court – nothing was hidden. The State now wishes to place a new interpretation on the evidence; in essence present a new closing argument that "the total number of units would have been lower than Gyrodyne claimed." NY Br. 36. That statement, however, is merely counsel's bald assertion. There is no expert or other evidence in the record that says this.

As the trier of fact, the court heard all the evidence about rezoning of other properties. *See* Decision A20. In judging credibility, the trial court referred to Gulizio's decision to voluntarily refuse payment for his testimony. Decision A35 ("to avoid any appearance of working for 'two masters' the witness completed his work for claimant without charging a fee"); *see also* Tr. A229-A230.[5] The court

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[4] If the State thought there was an actual contradiction in Gyrodyne's earlier golf community application, it could have asked when cross-examining Gyrodyne's COO Pitsiokos about that application (Tr. A554-A556, A562-A565), which the State itself offered in evidence.

[5] The trial court reiterated this point in its subsequent decision granting an EDPL § 701 additional allowance for fees (the "701 Decision"). A46-A51. Noting "Mr. Gulizio's testimony was integral to the Court's ultimate finding as to highest and best use of the subject property" the

was well within its discretion to reject the State's attempts to question the specific examples Gulizio relied upon, and to accept when "[b]ased on his research, Gulizio opined there was a trend in both Towns to consider rezoning properties, particular commercial properties to moderate and low density multi-family, planned retired community designations." Decision A20.

The State here mainly repeats questions and arguments it made in the trial court in different form – sprinkled with occasional new arguments never made previously. The Decision indicates the trial court expressly considered several of these but none outweighed the extensive credible evidence presented by Gyrodyne. In a case such as this, where live expert testimony was so important, the trial court's findings must be given great deference. The State's proffer of what it might do if given a second chance in no way calls into dispute the Decision based on the evidence actually presented.

III.

THERE IS NO ISSUE AS TO HIGHEST AND BEST USE

This Court decides appeals on the evidence in the record. *See, e.g., Carhuff v. Barnett's Bake Shop*, 54 A.D.2d 969 (2d Dept. 1976) ("Appellant's contentions ... are founded upon matter not properly within the present record" and, therefore, "are not to be considered on appeal"); *American Industrial Contracting v.*

court pointed out "the witness stated he was not taking a fee for his work in this matter" (A49), although "entitled to a fee. Nonetheless, Mr. Gulizio declined to charge claimant." *Id.*

Travelers Indemnity, 54 A.D.2d 679 (2d Dept. 1976) *aff'd 42 N.Y.2d 1041 (1977)* ("The sole issues before this court are those which were raised at Special Term. Respondent's reference to matters not in the record and to issues not raised at Special Term is improper"); *see also Argent Mortgage v. Vlahos*, 66 A.D.3d 721 (2d Dept. 2009). The State does not address the copious amount of evidence in the record – from experts on both sides – supporting the trial court's finding of a reasonable probability of rezoning. Rather it asserts the decision "is likely also flawed," based solely on its assertion that Gyrodyne's positions are flawed. NY Br. 37. As demonstrated (*see* Part II *supra*), the State's underlying critique of the trial is mere conjecture, predicated on questions never asked and answers never given. Now it attempts to build a further hypothetical argument – totally at odds with the evidence presented at trial – on the chimerical foundation of that conjecture.

A. The Trial Court Properly Determined Probability of Rezoning

On the evidence, there is no question that the trial court's finding of a probability of rezoning to residential was correct. The State (NY Br. 37) reiterates the undisputed principle that the highest and best use must be legally permissible, requiring a showing of probability of rezoning if the property taken was not already zoned for such use. *See Mascioli*, 49 N.Y. 2d at 360. The record here is replete with testimony on this topic, much of it introduced by the State. The report

of the State's appraiser, Golub, states "[t]he four criteria the highest and best use must meet are legal permissibility …" *See also* Tr. A820-A823, A835. As the trial court pointed out (Decision A13-A14), the State cross-examined Gyrodyne's expert, Taylor on this element as well. *See* Tr. A442, A447, A453. A459. Both experts agreed that under legal permissibility an appraiser looks at whether a property had a probability of rezoning for the higher use. Tr. A385, A822-A823; *see also* Taylor Report A1238. As *In Re City of New York (Shorefront High School)*, 25 N.Y.2d 146, 149 (1969), cited by the State, recognizes:

> The fact that governmental activity is required to achieve a use does not necessarily disqualify the use from consideration. Indeed we have held that a particular best use of condemned property may be the basis of an award though governmental activity in the form of issuance of zoning variance is required, provided it is established that the granting of such variances was reasonably proper.

The award in *Shorefront High School* was reversed because of "a total absence in the record of any evidence concerning the chances of success" in obtaining a government loan subsidy. *Id.*, at 150. That is not the case here.[6] The evidence, which the State overlooks in making its argument, conclusively demonstrates the propriety of the trial court's determination.

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[6] As the court in *Mascioli*, 49 N.Y.2d at 362, points out, the mere fact there is some proof in the record of one possible use does not invalidate a finding of another higher use.

1. The Trial Court Found The Evidence Of Probability Of <u>Rezoning Credible</u>

The State contends a different highest and best use might be found "[i]f Gyrodyne cannot, at retrial present credible evidence that rezoning" is likely. NY Br. 38. The State cavalierly disregards all of the evidence presented to, and considered by, the trial court on this very issue.

As noted above, each of the experts specifically testified to the probability of rezoning. First was Gulizio whose "ultimate conclusion was that a change of zone to residential would occur" with a "density of 3 to 6 units per acre." Decision A20. Gulizio testified that the local authority would "look at whether development under existing zoning is better or worse for the community" than the proposed rezoning. Tr. A117.

> When you're looking from a zoning from say light industrial zoning or business zoning to residential zoning even if its moderate to high density, typically, the community as well as the local boards will look at the impacts associated with multiple family zoning designation or the planned retirement community as being much less significant . . . .

Id.; see also Decision A21 ("town board would have more tolerance for changing a zone from light industrial to multiple family residence or PDD"); Tr. A120-A122, A124, A192-A195; Gulizio Report A920, A933-A934.

Taylor similarly testified to the probability of rezoning when the community considered the as zoned industrial alternative. Tr. A408 (based on 35 years as appraiser, "I wasn't shocked to see there was a potential for rezoning to residential in Gulizio's analysis"); *see also* A380-A383, A473; Taylor Report A1238. As the trial court pointed out "[f]rom his own experience, Taylor agreed with the possibility of rezoning the subject property to a PDD." Decision A15. "It was Taylor's testimony the highest and best use for the subject property was a change of zone to PDD and for residential development of three to six units per acre." *Id.*, at A17.

Testimony by claimant's experts to a probability of rezoning would be expected. What is unusual in this case was the supporting testimony elicited from the State's experts. First, their environmental scientist/planner, Grover, revealed that he never denied the probability of rezoning and, in fact, agreed with it. Tr. A677-A679; *see also* Decision A12.

The State's appraiser, Golub, also conceded that rezoning was probable under various scenarios. Golub attempted to explain and defend his failure to analyze the potential residential development. Tr. A821-A824, A827-A831. However, Golub admitted that there was a reasonable probability for rezoning between ½ and 2 acre lots (Tr. A836-A837), or for more units in a golf community (Tr. A841-A846) or mixed use development. Tr. A846-A848. *See also* Tr. A863

(Golub not aware of any opposition to residential development of the Property); Tr. A908 (there is a reasonable probability of rezoning to residential over time). *See* Decision A8-A9 (discussing Golub's concessions).

In addition to the agreement of all the experts who testified, the trial court had additional evidence supporting the probability of rezoning. First, there was extensive evidence that the Brookhaven comprehensive plan specifically called for rezoning the Property to PDD. *See* Decision A32-A34. In addition, the "Town of Brookhaven had previously granted a zone change for the subject property in accord with the highest and best use claimant now proffers." Decision, A34. That rezoning, as part of a plan to build a Marriott assisted living facility, allowed construction of 126 units on 10 acres. *Id.*, at A25; *see also* Tr. A519, A847-A848; A1660.

When the Marriott plan was withdrawn because Marriott got out of the assisted living business (Tr. A520), Gyrodyne submitted its proposal for the golf course and residential development. Tr. A521-A525. A581-A585. Testimony revealed that representatives of SUNY Stony Brook met with local authorities to say that the Property "was currently under consideration by the University for acquisition and *they'd best just leave it alone at that time and not interfere* with that ongoing process." Tr. A233 (emphasis added). As a result of the University's intrusion, the Town took no action on the application until the condemnation

occurred. Tr. A228; *see also* Decision A34. The State's pressure, preventing action on rezoning before the Property could be taken, allowed the State to argue value as zoned industrial. Had the State not interfered, the Property might well have been rezoned before the taking. The State's conduct here mirrors that in *Mascioli* where the government denied a pending application for rezoning after deciding to take the property itself. "The town then contended that compensation to the owners should be limited to the [previously zoned] value of the property" but the court awarded compensation based on a probability of rezoning. 49 N.Y.2d at 359.

The State also overlooks the considerable evidence offered concerning the impact of traffic if the Property was developed as zoned industrial versus rezoned residential. Gyrodyne presented a traffic expert who demonstrated the catastrophic effect that full industrial build out would have. *See* Decision A21-A23; Tr. A234-A270. As the Decision points out, industrial development would produce over 4,000 additional cars on the roads (a 3200% increase) compared to less than 350 additional trips from residential development at the density Gyrodyne's experts found probable. Decision A23; Tr. A252-A253.

The State's claim that credible evidence on rezoning needs to be presented at a retrial seeks to distract this Court from the evidence already presented – which the trial court found to be credible. Decision A33-34. The State has shown no

basis for receiving a retrial and, as important, no basis for believing the result as to the highest and best use would be any different.

2. The Evidence Demonstrated Multi-Unit Residential Development Was Far More Profitable

The State also throws out the idea that some other use "might be more profitable." NY Br. 39. Again, the State cites nothing in the record to support this claim, while studiously avoiding the evidence that proves the claim untrue. The trial court found the value considering the probability of rezoning residential was $125 million. Decision A38; *see also* Tr. A439. The State's valuation of the Property as zoned industrial was $22.45 million. Tr. A818. The State offers no basis for the reduction of *$100 million* in the residential valuation necessary to justify finding that industrial development was the highest and best use.

At trial, Taylor testified that there was an ongoing demand for multi-unit residential developments at the time of taking. Tr. A428. Most of the developments used as his comparables sold out. *Id.*; *see also* Taylor Report A1239. Taylor testified that units in these comparables sold for up to $800,000. Tr. A429. Even Golub's Report (A1794), noted that in the right circumstances "there is no clear limit to the price potential" and many communities on Long Island support multi-million dollar home prices. The idea that "a residential subdivision might not have been economically viable at all" (NY Br. 39) in 2005 is absurd in light of the evidence.

The question of economic feasibility at a lower density was put to rest by the evidence concerning Gyrodyne's application for rezoning the Property for a golf residential community. That application was for 336 residential units, just slightly more than one unit per acre. A1947. Mr. Barton, a developer with nationwide experience who the trial court found particularly credible (*see* Decision A26; A37), testified that he believed the project was economically feasible and therefore invested his own valuable time in the project. *See* Tr. A579, A581. Barton stated:

> I concluded that this was a very appropriate site for a high quality country club, residential community. And we proceeded to do plans, analysis, this type of thing on that conclusion . . . .

Tr. A581; *see also* Decision A26 ("Barton came to the conclusion the subject property was best suited for a residential community – a world class golf and luxury residential community"). Economic feasibility did not defeat Gyrodyne's proposal for approximately one unit per acre, but in the words of the court, "the luxury homes and golf course were abandoned only because of the appropriation" (Decision A35) – after, as noted above, SUNY Stony Brook contacted the Town to ensure no action was taken before the Property could be condemned.

In contrast, when the State cross-examined Gyrodyne's appraiser on the issue of economic feasibility as zoned industrial, Taylor testified that use would be "just not giving the greatest return." Tr. A464; *see also* Tr. A463 ("It's not a matter of failure or success financially. It's a matter of feasibility and you're

measuring it against something else. It's not just a failure. It's not going to return the greatest return"); Decision A16. Gulizio "considered it to be years into the future that it would have been likely used for development of additional industrial property on a significant scale." Tr. A107. After an extensive discussion of all of the evidence on rezoning versus use as zoned (Decision A30-A34), the trial court rejected the State's expert's view that "the highest and best use of the property was industrial" (Decision A33) and made a finding of fact that the highest and best use "is for a change of zone to a PDD with residential use." Decision A37. The trial court pointed out in its 701 Decision (A47) that "[t]he State's trial appraisal *was accorded no weight*." (emphasis added).

The State cites *Broadway Associates v. State*, 18 A.D.3d 687 (2d Dept. 2005) and *Consolidated Edison v. Neptune Associates*, 190 A.D.2d 669 (2d Dept. 1993) for the proposition that economic viability must be considered. NY Br. 38. In each of those cases, the court rejected a claimant's proposed highest and best use because the use was "purely hypothetical." *See Broadway Associates*, 18 A.D.3d at 688; *Consolidated Edison*, 190 A.D.2d at 669. Here, however, the trial court specifically found just the opposite – "*claimant proved* the highest and best use offered *was not hypothetical* or speculative." Decision A34 (emphasis added). The only "purely hypothetical' claim on appeal is the State's.

In a last ditch attempt to support its contention, the State refers to the Decision's mention of the railroad tracks on the Property saying this "must also be examined." NY Br. 39. The trial court, however, was "aware of the railroad's bifurcation of the site from its viewing of the property." Decision A36. The railroad tracks were specifically referred to in the reports of both the State's and Gyrodyne's appraisers. *See* Golub Report A1779; Taylor Report A1185-A1186. The State elected not to pursue the issue at trial. That choice most likely resulted from the recognition by the litigants that, due to the infrequency of trains and positioning of the tracks, the railroad had little or no adverse effect on the valuation. Had the court's questions been asked at trial that would have been made clear on the record. Having chosen not to do so because the answers might be unhelpful to its position, the State cannot now contend the trial court's determination was flawed by the State's inaction. Both sides knew the railroad tracks were not an issue and, therefore, did not spend precious trial time pursuing it. Only now that it knows the trial court's questions does the State consider them important.

The question of highest and best use was properly decided based on all the evidence at trial. The State's attempt to create an issue is predicated on mere conjecture. There is no reason for a new trial to address a question that has been definitively determined, a determination well supported by the record.

IV.

THE TRIAL COURT PROPERLY EXERCISED ITS DISCRETION IN AWARDING FEES

The State has limited its appeal of the trial court's award (A51.3) of an additional allowance under EDPL § 701. The State does not contest the court's decision to award fees or the amount. It only contends that a reversal of the underlying award would require a reversal of the additional allowance. NY Br. 40.

A trial court has discretion under EDPL § 701 to award attorney's and other fees in condemnation actions where the award is substantially in excess of the government's proof. *See Hakes v. State*, 81 N.Y.2d 392, 397 (1993); *Superior Reed & Rattan Furniture*, 160 A.D.2d at 708. In the trial court, the State conceded the award was substantially in excess. Before this Court, the State makes no claim that the attorney's fees awarded were unreasonable or that the trial court abused its discretion in awarding any of the fees.[7]

The only remaining question is whether the underlying condemnation award should be affirmed. That issue must be resolved in Gyrodyne's favor, as the discussion above (Parts I - III *supra*) demonstrates. Moreover, this Court has routinely affirmed additional allowances, even where the amount of the underlying award was modified. *See, e.g., Town of Riverhead v. Lobozzo*, 207 A.D.2d 789,

[7] The trial court points out in its 701 Decision (A50) that if Gyrodyne had followed standard practice, retaining its attorneys on a contingent basis, the State would have been liable for over $46 million, instead of the less than $1 million paid on an hourly basis.

790 (2d Dept. 1994); *Zappavigna v. State*, 186 A.D.2d 557 (2d Dept. 1992). Since there is no basis on the record to modify the award here, the additional allowance judgment should be affirmed as well.

CONCLUSION

The State's effort to gain a "do over" from this Court fails because the record simply does not support the State's assertions. A full trial on all the issues was held. The State was afforded every opportunity to contest Gyrodyne's proof. The trial court expressly granted the State latitude to do so. Frequently, the State took advantage of that latitude. Where it did not, second-guessing by new counsel on appeal is no basis for reversal.

The State cannot escape the tactical decision it made at trial to only present a valuation of the Property as zoned and not to present a value considering the probability of rezoning. In retrospect, that may seem a poor choice, particularly in light of the State's own experts' admissions that there was a probability of rezoning. However, it was the choice the State made. Merely because the trial court found the facts did not support the State's approach to valuation, provides no grounds to grant a retrial so the State can try another approach. The State, like Gyrodyne, had its chance. It is not entitled to a second one.

Furthermore, a new trial would not yield a different result. The compensation awarded, for one of the last large undeveloped properties in Suffolk County, was just. The State elected to take this property to permit the growth of its University. While that may benefit the public, the owners cannot be denied fair compensation, which is all they received. A new trial will not change that. The judgments, both the condemnation award and the additional allowance, are fully supported by the facts and should be affirmed.

Dated: New York, New York
April 7, 2011

Respectfully submitted

By: ______________________
Joseph L. Clasen, Esq.
Thomas J. Donlon, Esq.
Robinson & Cole LLP
885 Third Avenue
Suite 2800
New York, NY 10022-4834
Tel: 212-451-2900
Fax: 212-451-2999

Attorneys for Claimant-Respondent
Gyrodyne Company of America, Inc.

Printing Specifications Statement

I, Thomas J. Donlon, attorney for the Claimant-Respondent, hereby certify that this brief is in compliance with § 670.10.3(a). The brief was prepared using a proportionally spaced typeface. The typeface is Times New Roman. The main body of the brief is in 14 point. Footnotes and Point Headings are in compliance with § 670.10.3(a)(1). The brief contains 12,908 words counted by the word-processing program.

Dated: April 7, 2011

Thomas J. Donlon